Exhibit 99.1

FOR IMMEDIATE RELEASE Press Contact: Jared Conley Extra Space Storage 801-365-1759 info@extraspace.com

Extra Space Announces Pricing of $300 Million Add-On Offering of 5.700% Senior Notes due 2028

SALT LAKE CITY – December 2, 2024 – Extra Space Storage Inc. (“Extra Space”) (NYSE: EXR), a leading owner and operator of self-storage facilities in the United States and a member of the S&P 500, today announced that its operating partnership, Extra Space Storage LP (the “operating partnership”), has priced a public offering of $300 million aggregate principal amount of additional 5.700% senior notes due 2028 (the “Notes”). The Notes will be issued as additional notes under the indenture pursuant to which the operating partnership previously issued $500 million of 5.700% senior notes due 2028 (the “Initial Notes”). The Notes will be treated as a single series of securities with the Initial Notes under the indenture and will have the same CUSIP number as, and be fungible with, the Initial Notes. The Notes were priced at 102.857% of the principal amount and will mature on April 1, 2028. J.P. Morgan, BMO Capital Markets, TD Securities, BofA Securities, PNC Capital Markets LLC, Truist Securities, Wells Fargo Securities and US Bancorp are acting as the joint book-running managers for the offering. Regions Securities LLC, BOK Financial Securities, Inc., Citigroup, Huntington Capital Markets, Scotiabank, Zions Capital Markets, Fifth Third Securities, Academy Securities and Ramirez & Co., Inc. are acting as the co-managers for the offering. The offering is expected to close on or about December 5, 2024, subject to the satisfaction of customary closing conditions. The Notes will be fully and unconditionally guaranteed by Extra Space and certain of its subsidiaries.

The operating partnership intends to use the net proceeds from this offering to repay amounts outstanding from time to time under its lines of credit, and for other general corporate and working capital purposes, including funding potential acquisition opportunities.

The Notes will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which, when available, may be obtained from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at (212) 834-4533; BMO Capital Markets Corp., Attention: IG Syndicate, 151 W 42nd Street, 9th Floor, New York, NY 10036, by telephone at (888) 200-0266; or TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, New York 10017, by telephone at (855) 495-9846.

A prospectus supplement related to the offering will also be available free of charge on the SEC’s website at http://www.sec.gov.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust, and a member of the S&P 500. As of September 30, 2024, the Company owned and/or operated 3,862 self-storage properties, which comprise approximately 2.7 million units and approximately 296.0 million square feet of rentable storage space operating under the Extra Space brand. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. It is the largest operator of self-storage properties in the United States.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the terms, timing and completion of the offering of securities by Extra Space and the operating partnership, including the anticipated use of proceeds therefrom. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Such risks and uncertainties include without limitation those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. All forward-looking statements apply only as of the date of this release. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE Extra Space Storage Inc.

Jared Conley, Extra Space Storage, 801-365-1759, info@extraspace.com